Exhibit 16.1

November 16, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Sutherland Asset Management Corporation (formerly known as ZAIS Financial Corp.) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Sutherland Asset Management Corporation dated November 16, 2016.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Item 4.01. Changes in Registrant’s Certifying Accountant.

On November 9, 2016, the Company appointed Deloitte and Touche LLP (“DT”) as its independent registered public accounting firm and decided to dismiss PricewaterhouseCoopers LLP (“PWC”) as its independent registered public accounting firm.  DT was the independent registered public accounting firm for the Prior Entity prior to the Merger and audited the Prior Entity’s financial statements for the years ended December 31, 2015 and 2014.  On November 14, 2016, the Company informed PWC that they were dismissed.  The decision to appoint DT and dismiss PWC was recommended and subsequently approved by the audit committee and the board of directors of the Company (the “Board”).

The reports of PWC on ZAIS Financial Corp.’s financial statements for the fiscal years ended December 31, 2015 and 2014, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through November 14, 2016, the Company did not (i) have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PWC, would have caused them to make reference thereto in their reports on the financial statements for such years; or (ii) experience any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided PWC with a copy of the disclosures contained in this Current Report on Form 8-K and requested that PWC furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements concerning PWC, and, if not, stating the respects in which it does not agree. A copy of PWC’s letter, dated November 16, 2016, is filed as Exhibit 16.1 to this Form 8-K.